Exhibit 99.2

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated financial statements give effect to the Plan of Merger (the “Merger”) between Assisted 4 Living, Inc. (“Assisted”) and Banyan Pediatric Care Centers, Inc. (“Banyan”). In the Merger, Assisted issued 4,165,388 shares of its common stock to the shareholders of Banyan in exchange for all of the issued and outstanding common shares of Banyan, which resulted in Banyan becoming a wholly-owned subsidiary of Assisted. Assisted also issued warrants to purchase 75,000 shares of its common stock to holders of all of the issued and outstanding warrants to purchase common shares of Banyan. In addition, Assisted issued 4,000,000 shares of its common stock in connection with the conversion of $2,000,000 of Banyan outstanding convertible debt (the “Debt Conversion”).

As owners and management of Banyan have voting and operating control of Assisted following the Plan of Merger, the transaction is accounted for as a reverse acquisition. Further as the majority owner of Banyan holds a majority ownership in Assisted, the Plan of Merger is accounted for as a merger between entities under common control.

The unaudited pro forma consolidated financial statements presented below are prepared by applying the acquisition method of accounting to a business combination that is a reverse acquisition. Pro forma adjustments which give effect to certain transactions occurring as a direct result of the Plan of Merger are described in the accompanying unaudited notes presented on the following pages. The accompanying unaudited pro forma consolidated statement of operations for the year ended December 31, 2020 present the combined results of operations as if the Plan of Merger had occurred on January 1, 2020. The accompanying unaudited pro forma consolidated balance sheet at December 31, 2020, presents the combined balance sheets as if the Plan of Merger and Debt Conversion was effective on December 31, 2020.

These unaudited pro forma consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that would have been realized had Assisted and Banyan been a combined company during the specified periods. The unaudited pro forma consolidated financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, Assisted’s audited financial statements for the years ended November 30, 2020 and 2019 as included in its Annual Report on Form 10K filed with the Securities and Exchange Commission on March 1, 2020, as well as Banyan’s audited financial statements for the years ended December 31, 2020 and 2019 included as exhibits to this filing.

Unaudited Pro Forma Consolidated Condensed Balance Sheet

At December 31, 2020

					Pro Forma
				Pro Forma	Condensed
	Assisted	Banyan	Note	Adjustments	Consolidated
ASSETS
Current Assets
Cash	242,768	345,982		-	588,750
Accounts Receivable, net allowance for doubtful accounts	-	97,073		-	97,073
Prepaid Expenses and other current assets	2,500	207,592		-	210,092
Total Current Assets	245,268	650,647		-	895,915

Lease right of use assets	19,542	3,977,988		-	3,997,530
Goodwill	-	3,431,148		-	3,431,148
Leasehold Improvements, net amortization	-	2,614,391		-	2,614,391
Property and Equipment, net	-	128,475		-	128,475
Total Assets	264,810	10,802,649		-	11,067,459

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities
Notes Payable, current portion, net of discounts	20,590	2,385,010	(c)	(2,000,000)	405,600
Accrued Interest, including related party	-	48,601		-	48,601
Accounts Payable and accrued expenses	127,255	148,180		-	275,435
Loan Payable - other and line of credit	4,924	63,907		-	68,831
Lease Liability - current portion	17,542	189,397		-	206,939
Due to Related Party	8,356	-		-	8,356
Deferred Revenue	5,500	25,703		-	31,203
Total Current Liabilities	184,167	2,860,798		(2,000,000)	1,044,965

Lease Liability - net of current portion	-	3,864,321		-	3,864,321
Notes Payable, net of discounts and current portion	-	322,490		-	322,490
Total Liabilities	184,167	7,047,609		(2,000,000)	5,231,776

Stockholder’s Equity
Common Stock	2,415	4,998	(a)	(4,998)	3,232
			(b)	417
			(c)	400
Additional Paid in Capital	311,303	7,455,767	(a)	(7,455,767)	9,538,176
			(b)	7,460,348
			(c)	1,999,600
			(d)	(233,075)
Subscription Receivable	-	(30)		-	(30)
Accumulated Deficit	(233,075)	(3,705,695)	(d)	233,075	(3,705,695)
Total Stockholder’s Equity	80,643	3,755,040		2,000,000	5,835,683

Total Liabilities and Stockholder’s Equity	264,810	10,802,649		-	11,067,459

Notes to the Unaudited Pro-Forma Consolidated Condensed Financial Statements
(a)	To reverse the balances in stockholders’ equity accounts of Banyan at December 31, 2020
(b)	To reflect the issuance of 4,165,388 common shares and 75,000 warrants in connection with the Merger. The balance of the value of the consideration transferred in excess of the par value of $0.0001 per share is charged to additional paid in capital
(c)	To reflect the issuance of 4,000,000 common shares in connection with the Debt Conversion
(d)	To reclassify Assisted’s accumulated deficit to additional paid in capital

Unaudited Pro Forma Consolidated Statement of Operations

For the Twelve Months Ended December 31, 2020

					Pro Forma
				Pro Forma	Condensed
	Assisted	Banyan	Note	Adjustments	Consolidated
Revenues	880,782	1,924,192		-	2,804,974

Cost of Sales	168,458	658,784		-	827,242

Gross Margin	712,324	1,265,408		-	1,977,732

Operating Expenses	833,905	2,463,846		-	3,297,751

Loss from Operations	(121,581)	(1,198,438)		-	(1,320,019)

Interest Expense		(68,967)	(a)	45,589	(23,378)
Other Income (Expense)	5,989	(30,530)		-	(24,541)

Net Loss	(115,592)	(1,297,935)		-	(1,367,938)

Basic and diluted net (loss) per share	(0.01)	(0.03)		-	(0.07)

Weighted average shares outstanding	14,643,151	48,639,027	(b)	(44,585,755)	19,543,914
			(c)	810,959

(a)	To reverse interest expense in connection with Debt Conversion
(b)	To reflect the issuance of 4,089,804 common shares in connection with the Exchange Ratio related to the Merger
(c)	To reflect the issuance of 4,000,000 common shares in connection with the Debt Conversion